Exhibit 3.4

State of Delaware Secretary of State Division of Corporations Delivered 04:41 1M 12/07/2012 FILM 04:40 PM 12/07/2012 SRV 121311871 - 5254943 FIIE

CERTIFICATE OF FORMATION
of
STARSTREAIVI ELP, LLC

This Certificate of Formation of Starstream ELP, LLC has been duly executed and is being filed by the undersigned authorized person for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, (6 Del. C. §§18-101, et seq.)

1.   Name. The name of the limited liability company formed hereby (the "Company") is Starstream ELP, LLC.

2.   Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Delaware Corporate Services Inc., 901 Market St., Suite 705, Wilmington, County of New Castle, Delaware 19801.

3.   Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware are Delaware Corporate Services Inc., 901 N. Market St., Suite 705, Wilmington, County of New Castle, Delaware 19801.

4.   Member. The Member of the Limited Liability Company shall be:

       Charles Bonan, 100 Skypark Dr., Monterey, CA 93490

IN WITNESS WHEREOF, the undersigned authorized person has caused this Certificate of Formation to be duly executed as of the 7th day of December, 2012.

Delaware Corporate Services Inc. Organizer

By:	/s/ Lynn K. Woerner
Lynn K. Woerner
Secretary